CHICAGO TITLE INSURANCE COMPANY

STATEMENT REQUIRED FOR THE ISSUANCE OF ALTA OWNERS AND LOAN POLICIES

Commitment No.: 01-Refinance IL   Loan No.: 7837398500   Date: ____________

To the best knowledge and belief of the undersigned, the following is hereby certified with respect to the land described in the above commitment.

1. That, except as noted at the end of this paragraph, within the last six (6) months, (a) no labor, service or materials have been furnished to improve the land, or to rehabilitate, repair, refurbish, or remodel the building(s) situated on the land; (b) nor have any goods, chattels, machinery, apparatus or equipment been attached to the building(s) thereon, as fixtures; (c) nor have any contracts been let for the furnishing of labor, service, materials, machinery, apparatus or equipment which are to be completed subsequent to the date hereof; (d) nor have any notices of lien been received, except the following, if any:

2. There are no revolving credit mortgages, line of credit mortgages, home equity loan mortgages, or other voluntary liens or mortgages affecting title, other than those shown on Schedule B of the Commitment, except the following, if any:

3. That all management fees, if any, are fully paid, except the following:

4. That there are no unrecorded security agreements, leases, financing statements, chattel mortgages or conditional sales agreements in respect to any appliances, equipment or chattels that have or are to become attached to the land or any improvements thereon as fixtures, except the following, if any:

5. That there are no unrecorded contracts or options to purchase the land, except the following, if any:

6. That there are no unrecorded leases, easements, or other servitudes to which the land or building, or portions thereof, are subject, except the following, if any:

7. That, in the event the undersigned is a mortgagor in a mortgage to be insured under a loan policy to be issued pursuant to the above commitment, the mortgage and the principal obligations it secures are good and valid and free from all defenses; that any person purchasing the mortgage and obligations it secures, or otherwise acquiring any interest therein, may do so in reliance upon the truth of the matters herein recited; and that this certification is made for the purpose of better enabling the holder or holders, from time to time, of the above mortgage and obligations to sell, pledge or otherwise dispose of the same freely at any time, and to insure the purchasers or pledgees thereof against any defenses thereto by the mortgagor or the mortgagor's heirs, personal representative or assigns.

8. That I/we am/are the purchaser(s) or mortgagor(s) of land improved with a residential dwelling not exceeding four units, and no current survey or mortgagee's inspection report has been furnished to or is available to me/us. [DELETE IF NOT APPLICABLE.]

The undersigned makes the above statement for the purpose of inducing Chicago Title Insurance Company to issue its owners or loan policy pursuant to the above commitment.

Seller or Owner

Iroquois Valley Farms, LLC, an Illinios Limited Liability Company

X BY: [signature]

Subscribed and sworn to before me this 22nd day of April, 2019.

By [signature]

Wendy A. Zdrodowski

Notary Public

OFFICIAL SEAL
WENDY ZDRODOWSKI
Notary Public - State of Illinois
My Commission Expires 6/08/2020

LENDER'S DISBURSEMENT STATEMENT

The undersigned hereby certifies that the proceeds of the loan secured by the mortgage to be insured under the loan policy to be issued pursuant to the above commitment were fully disbursed to or on the order of the mortgagor on ____________. You are hereby authorized to date down the above commitment to cover the date of said disbursement.

Dated ____________   Signature ____________

Space Above is for Recording Information

ILLINOIS OPEN-END MORTGAGE

BGM407 (09/18)

Drafted By: Greg J Davis, Esq.
2600 Jenny Wren Trail
Sun Prairie, WI 53590

Return To: Compeer Financial
Attn: Ashley Carroll
1512 W. Reynolds Street, Suite D
Pontiac, IL 61764

No(s): 7837398500

TOTAL PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE SHALL NOT EXCEED $2,500,000.00

This Mortgage, dated May 01, 2019, is by: IROQUOIS VALLEY FARMS LLC, an Illinois limited liability company (after this called "Mortgagor" whether one or more), whose mailing address is: 708 Church St. Ste. 234, Evanston, IL 60201 to Compeer Financial, FLCA (after this called "Mortgagee"), a federally chartered corporation whose address is: 2600 Jenny Wren Trail, Sun Prairie, WI 53590.

For valuable consideration, Mortgagor grants, sells, mortgages and warrants to Mortgagee, its successors and assigns, forever, the real estate in the county or counties of Iroquois and Shelby, Illinois, described in Exhibit A to this Mortgage, which is by this reference made a part of this Mortgage, together with all the fixtures, tenements, hereditaments and appurtenances belonging or in any way appertaining to this real estate. All of the preceding property and property rights, including the real estate described in Exhibit A, are after this collectively called "the premises."

THIS MORTGAGE SECURES: (a) the repayment of indebtedness in the principal sum of $2,500,000.00 evidenced by 1 promissory note(s), as follows:

Date of Note(s)	Face Amount(s)	Maturity Date(s)
May 01, 2019	$2,500,000.00	May 01, 2049

and any other indebtedness payable to Mortgagee evidenced by promissory notes secured by prior liens on the real estate described in Exhibit A, with interest as provided in the promissory notes, which may be variable or fixed and which may be converted from one to the other from time to time at the option of Mortgagor with the consent of Mortgagee, and all extensions, renewals and modifications thereof; (b) the repayment of all additional advances which Mortgagee may make from time to time to any one or more Mortgagor or to any one or more of the makers of the promissory notes prior to the release of this Mortgage, whether made before or after the maturity of the promissory notes, and whether evidenced by the same or other promissory notes given after this Mortgage, and any other future obligations of any one or more Mortgagor or these makers to Mortgagee, whether absolute or contingent, with interest as provided in the promissory notes, which may be variable or fixed as stated above, and all extensions, renewals and modifications thereof. However, the maximum principal amount secured by this Mortgage at any one time, exclusive of interest, shall not exceed $2,500,000.00 in the aggregate. If the unpaid principal amount at any one time exceeds this sum, this Mortgage shall secure that portion of the unpaid principal amount that does not exceed this sum, and interest thereon; (c) notwithstanding the above limitation, the repayment of all other amounts with interest to which Mortgagee may become entitled under this Mortgage; and (d) the performance by Mortgagor of all the warranties, agreements and terms contained in this Mortgage.

By execution of this Mortgage, Mortgagor hereby acknowledges receipt of all of the proceeds of the loan evidenced by the above promissory note or notes.

All principal, interest and other sums or charges payable to Mortgagee and secured by this Mortgage are after this called the "Indebtedness."

If the Indebtedness is paid to Mortgagee when due and Mortgagor keeps and performs all the warranties, agreements and terms contained in this Mortgage, then this Mortgage shall be void.

MORTGAGOR WARRANTS THAT: (a) Mortgagor has fee simple title to the premises and good right to convey them, (b) Mortgagee shall quietly enjoy and possess the premises, and (c) except as expressly set forth in this Mortgage, the premises are free from all encumbrances and Mortgagor will warrant and defend title to the premises against all lawful claims.

MORTGAGOR AGREES AS FOLLOWS:

1. **Discharge Liens.** To pay and discharge when due all present and future taxes, assessments, judgments, mortgages and liens on the premises and to perform every obligation imposed upon Mortgagor by the instruments creating these liens.

2. **Insurance.** To keep insured all buildings and improvements now or later located on the premises against loss or damage by fire, wind, flood (if Mortgagee requires), and extended coverage perils, in companies and amounts satisfactory to Mortgagee and to provide on request satisfactory proof of insurance. The insurance policy shall contain a loss payable clause in favor of Mortgagee providing all rights customarily granted under the standard mortgage clause. At Mortgagee's option, insurance proceeds may be applied to the Indebtedness, or be used for reconstruction of the damaged property or be released to Mortgagor for reconstruction. If this Mortgage is foreclosed, Mortgagor's interest in policies shall pass to Mortgagee.

3. **Protective Advances.** If Mortgagor fails to pay taxes, assessments, judgments, mortgages or other liens on the premises or to maintain insurance as required by this Mortgage, Mortgagee may do so.

4. **Pro Rata Payments.** Mortgagee may, at its option, require Mortgagor to pay to Mortgagee, at the same time as each regular installment of principal and interest, an amount equal to a pro rata portion of the taxes, assessments and insurance premiums next to become due, as estimated by Mortgagee.

5. **Protective Actions.** In any collection or foreclosure activities or proceedings, or if Mortgagor fails to perform any agreement or term contained in this Mortgage, or if any proceeding is commenced which affects Mortgagee's interest in the premises (including but not limited to eminent domain, insolvency, bankruptcy code enforcement or probate), Mortgagee may (but is not obligated to) make such appearances, disburse such sums and take such actions as Mortgagee believes are necessary to protect its interest and preserve the value of the premises. This includes, but is not limited to, disbursement of reasonable attorneys' fees, court costs, costs of environmental audits and compliance, costs of appraisals and title evidence, and making repairs and maintenance. Mortgagee may inspect the premises at reasonable times including investigating the environmental condition of the premises and taking soil and water samples.

6. **Additions to Indebtedness.** All amounts incurred or advanced by Mortgagee under paragraph 3 or 5 of this Mortgage shall be due immediately, shall bear interest as provided in the promissory note described in this Mortgage or the promissory note with the latest maturity date if more than one is described, and shall be secured by this Mortgage.

7. **Maintain Premises.** (a) To not remove or permit to be removed any buildings, improvements or fixtures from the premises, (b) to maintain the premises in good repair and condition, (c) to cultivate the premises in a good, husbandlike manner, (d) to use the premises for farm purposes (if used for farm purposes on the date of this Mortgage), (e) to not cut or remove wood or timber from the premises except for domestic use, and (f) to neither commit nor permit waste of the premises. If the premises are abandoned or left unoccupied Mortgagee may (but is not obligated to) go upon the premises to protect them against waste, vandalism or other damage without liability for trespass.

8. **Complete Improvements.** To complete in a reasonable time any improvements now or later under construction on the premises.

9. **Use of Loan Proceeds.** The proceeds of the Indebtedness shall be used solely for (a) the purposes specified in the loan application or, (b) other purposes Mortgagee may require or agree to in writing.

10. **Assignment of Rents.** Mortgagor by this Mortgage assigns to Mortgagee to further secure the payment of the Indebtedness the rents, issues and profits of the premises now due or which may later become due. Upon Default under this Mortgage by Mortgagor, Mortgagee: (a) shall immediately and without any further action to enforce its interest have an enforceable and perfected right to receive such rents, issues and profits and (b) may in its sole discretion notify any or all tenants to pay directly to Mortgagee all such rents, issues and profits. This assignment shall be enforceable with or without appointment of a receiver and regardless of Mortgagee's lack of possession of the premises.

11. **Minerals and Eminent Domain.** In this paragraph 11 "minerals" includes but is not limited to oil, gas, coal, lignite, rock, stone, gravel, sand, clay, peat and earth. Mortgagee shall, at its option, receive all sums which may accrue to Mortgagor from eminent domain proceedings or from the sale, lease, development or removal of minerals in and under the premises. These sums shall be applied to the Indebtedness as Mortgagee elects. Nothing in this Mortgage, however, obligates Mortgagee to accept these sums or constitutes consent to the sale, lease, development or removal of minerals, or obligates Mortgagee to receive any payment during foreclosure or a redemption period. If a lawful claimant enters or asserts a right of entry on the premises for the purpose of exploration, development or removal of minerals under reservation or conveyance paramount to this Mortgage, to the exclusion of and without compensation to Mortgagor, then, at the option of Mortgagee, the entire Indebtedness shall become due and payable.

12. **Actions Not Affecting Lien or Liability.** Without affecting the priority of the lien of this Mortgage or the liability of Mortgagor or of any other party for the payment of the Indebtedness, Mortgagee may from time to time without notice to Mortgagor: (a) release all or part of the premises from the lien of this Mortgage, (b) extend and defer the maturity of and renew and reamortize all or any part of the Indebtedness, (c) adjust interest rates as provided in the promissory note(s) and (d) release from liability for payment of the Indebtedness one or more parties who are or become liable for its payment.

13. **Hazardous Substances.** To comply with all federal, state and local laws and the recommendations of all courts and government agencies concerning the generation, use, discharge, release, storage and disposal of hazardous substances, petroleum products, farm chemicals and general waste on the premises. Mortgagor warrants that no hazardous substances have previously been discharged, released, stored or disposed of on the premises and will take all remedial action necessary to remove any hazardous substance found on the premises during the term of this Mortgage or after default by Mortgagor. Mortgagor will indemnify Mortgagee, its directors, officers, employees and agents against all claims and losses, including court costs and attorneys' fees, arising directly or indirectly out of Mortgagor's failure to comply with this paragraph. This warranty and indemnity shall survive termination of this Mortgage.

14. **Events of Default.** Each of the following constitutes a default of this Mortgage by Mortgagor (Default): (a) failure to pay when due any part of the Indebtedness; (b) failure to perform or observe any warranty, agreement or term contained in this Mortgage or in any promissory note(s) evidencing the Indebtedness or in any related loan agreement(s); (c) the appointment of a receiver, receiver pendente lite or liquidator, whether voluntary or involuntary, for any Mortgagor or for any of the property of any Mortgagor; (d) the commencement of any proceeding by or against any Mortgagor under the provisions of any bankruptcy or insolvency laws; (e) the making by any Mortgagor of an assignment for the benefit of creditors; (f) the sale or transfer without Mortgagee's prior written consent of all, any part of, or any interest in, the premises or any beneficial interest in a land trust holding title to the premises by Mortgagor or any party having a beneficial interest in the land trust; (g) the transfer without Mortgagee's prior written consent of stock in a corporation holding title to all or any part of the premises by any stockholder of such corporation, if the result is that a majority of shares of the stock is owned by any parties who are not stockholders at the date of this Mortgage.

15. **Remedies on Default.** Mortgagee may do any one or more of the following if a Default occurs under paragraph 14: (a) The entire Indebtedness may become immediately due without notice and bear interest as provided in the promissory note(s) evidencing

the Indebtedness and Mortgagee may collect this amount in a suit at law or by foreclosure of this Mortgage; (b) Take possession of the premises upon filing a foreclosure action and have full authority to operate, manage, lease and conserve the premises, to collect the rents, issues and profits from the premises, to obtain hazard insurance, to pay taxes and assessments when due, to employ counsel, custodians and other assistants, to make necessary repairs, to exercise all the usual powers of receivers in like cases and to continue in possession of the premises until expiration of the statutory period of redemption. All rents, issues and profits collected as Mortgagee in possession may, without prior approval of the court, be applied first to payment of the costs of management of the premises and then to the Indebtedness, and Mortgagee shall be accountable only for those proceeds actually received; (c) At any sale held pursuant to a court decree all of the premises may be sold as one parcel and any law to the contrary is waived by Mortgagor; (d) Mortgagee may retain out of the sale proceeds amounts due Mortgagee under this Mortgage, the costs of the sale, and attorneys' fees as provided by statute or court practice or in a reasonable amount; (e) In any foreclosure action or other proceeding the court may appoint a receiver and receiver pendente lite for the premises with the usual powers provided by statute, and Mortgagor hereby consents to the appointment; (f) If there is any security other than this Mortgage for the Indebtedness, then Mortgagee may proceed upon this and the other security either concurrently or separately in any order it chooses; (g) If this Mortgage secures multiple promissory notes, Mortgagee may apply foreclosure sale proceeds to the notes in the order and amounts it elects.

16. **Cumulative Rights.** All rights and remedies of Mortgagee in this Mortgage are cumulative and are in addition to other rights and remedies given in this Mortgage or provided by law.

17. **Waiver.** The failure or delay of Mortgagee to exercise any right is not a waiver of that right.

18. **Successors.** This Mortgage shall bind and benefit the parties to this Mortgage and their respective heirs, executors, administrators, successors and assigns.

19. **Waiver of State Rights.** Mortgagor waives and relinquishes all rights given by the homestead and exemption laws of the State of Illinois.

20. **Severability.** If any provision of this Mortgage is illegal or unenforceable, that provision is severed from this Mortgage, and the other provisions remain in effect only if the essential business and legal provisions are legal and enforceable.

An electronic reproduction of this fully-executed document shall be as valid as the original.

Iroquois Valley Farms LLC, an Illinois limited liability company

X By: [signature]

David E. Miller, Chief Executive Officer

STATE OF Illinois)

) ss. **(Limited Liability Company)**

COUNTY OF Cook)

On April 23rd, before me personally appeared: David E. Miller, to me known to be the person(s) described in and who executed the foregoing instrument as Chief Executive Officer, of Iroquois Valley Farms LLC, an Illinois limited liability company, and acknowledged the same as the free act and deed of the company.

OFFICIAL SEAL
WENDY ZDRODOWSKI
Notary Public - State of Illinois
My Commission Expires 6/08/2020

[signature]

Wendy A. Zdrodowski, Notary Public

Cook County, Illinois

My Commission Expires 6/8/2020